Exhibit 10.9

MegaNet Communications/Cape.com, 315 Pleasant Street, Fall River MA 02721 phone 508-616-0030 fax 508-646-9098

MEGANET TERMS AND CONDITIONS

This Agreement (“Agreement”) made this 14th day of May, 2014 (“Effective Date”) covers the provision of Services of Meganet Communications Inc. (“Meganet Communications”) to Baycoast Bank, 330 Swansea Mall Drive, Swansea, MA (“Customer”).

DEFINITIONS

Agreement Meganet Communication’s Standard Terms and Conditions and all associated addenda and exhibits, the service Order(s) is incorporated herein by reference.

Customer The person, firm, or corporation that orders Service and is responsible for the payment of charges and compliance with this Agreement.

Service Order The request for Meganet Communications Service submitted by Customer in a format devised by Meganet Communications. Written Service Orders are valid only if signed by Customer and Meganet Communications management; any electronic Service Orders that Meganet Communications may make available are valid only if properly completed and submitted by customer and approved by Meganet Communications (collectively, “Valid Service Orders”).

Service Any Meganet Communications service product, equipment or material offered, sold, licensed, or Leased to Customer pursuant to a Valid Service Order.

1. TERM

This Agreement commences on the Effective Date of installation and continues for the term specified on the Service Order unless terminated sooner in accordance with the termination provisions of this Agreement (“Term”). The Term will renew automatically for successive one (1) year periods, unless either party notifies the other in writing of its desire to terminate at least thirty (30) days prior to the expiration of the then current Term.

2. SERVICE ORDERS

Service orders are used for the provision of Service desired by Customer. The creation of a Valid Service Order initiates the respective obligations of the parties as described in this Agreement. Any change to the original Service order must be pursuant to a new Valid Service Order.

3. BILLING AND COLLECTION

3.1 Monthly Statements Meganet Communications will issue Customer a monthly statement at the beginning of each month, The first month’s statement will be issued after the service is activated and will include the first and second month’s monthly recurring charges (“MRS”) as well as the non-recurring charges (“NRC”) incurred in the first month, If Service is activated after the first of the month, the initial month’s MRC’s will be pro-rated. Each subsequent statement will include the upcoming month’s recurring charges as well as any NRCs that may have been incurred in the previous month, If Customer subscribes to Meganet Communication’s metered or usage- based services, the statement also will contain the previous month’s actual usage charges.

3.2 Payment Customer must make each monthly payment so that it is received by Meganet Communications no later than 30 days from the date the statement is issued (“Due Date”).

Unless properly disputed as described below, Customer will consider the statement correct and payable in full. Any portion of the statement not paid in full by the Due Date will be considered overdue and incur a penalty (“Late Payment Fee”) of 1.5% per month (0.050% per day), or the maximum amount permitted by law, until the statement is paid in full. Customer is liable to Meganet Communications for all fees and expenses including reasonable attorney’s fees, Meganet Communications incurs to collect or attempt to collect, charges owed by Customer to Meganet Communications.

3.3 Disputed Bills If Customer disputes any portion of the statement, Customer must pay the undisputed portion of the statement in full by the Due Date and submit a written claim fully documenting the reasons the remaining amount is disputed. After receipt of such claim, Meganet Communications will undertake an investigation of the disputed charges. At the conclusion of the investigation, Meganet Communications will notify Customer of any amount determined by Meganet Communications to be correctly charged and such amount will become immediately due and owing. Amounts determined by Meganet Communications to have been correctly charged will be subject to the Late payment Fee, unless such a claim is submitted in this manner and received by Meganet Communications within 45 days from the date the statement is issued. Customer waives all rights to dispute such charges unless otherwise provided by law.

3.4 Creditworthiness If at any time Meganet Communications determines that Customer is not creditworthy or otherwise not financially secure, Meganet Communications is entitled to modify the payment terms and condition of delivery of all future Service upon requiring Customer to provide full or advance payment(s), to initiate a letter of credit or deposit and/or to provide other assurances to secure Customer’s payment obligations hereunder.

4. RATES AND FEES

4.1 Customer Responsibility Customer is responsible for paying all charges listed on the Service Order. Charges listed on Service Order do not include, local, state, federal, or FCC taxes and/or fees. Customer also is responsible for paying all taxes, applicable freight, governmental assessments, surcharges and fees pertaining to the Services. Provided that Customer provides Meganet Communications with a valid and properly executed certificate of exemption, Customer is not responsible for taxes covered by such certificate and assessed after such certificate is provided to Meganet Communications,

4.2 Inside Plant Installation Charges Customer is responsible for paying all non-recuning charges, determined at the time of installation, incurred to extend inside plant wiring from the telephone company’s demarcation point to the Customer’s demarcation.

5. DATA FLOW AND ACCEPTABLE USE

5.1 Data Flow Customer Acknowledges that Meganet Communications exercises no control over the content of the information passing through its Facilities to provide Service, and that it is the sole responsibility of Customer to ensure that the information it transmits and receives complies with all applicable laws and regulations, moreover, because the flow of data to or from the Internet depends in large part on the performance of services provided or controlled by third parties. Mcganct Communications does not warrant that service will be uninterrupted, error free, or completely secure. Mcganet Communications disclaims any and all liability resulting from or related to such events. In addition, Customer understands and acknowledges that the actual transmission speeds delivered by Meganet Communications may vary from the transmission speeds otherwise expected by Customer based on other operational characteristics of the facilities and equipment used by Customer. Complete terms of Meganet Communications Service Level Agreement can be found at http://www.meganet.net/pclfs/sla all.pdf

5.2 Acceptable Use Customer must at all times conform its use of the Service to the cunent Meganet Communications published Acceptable Use Policy which can be found at http://www.meganet.net/terms all. asp

6. MEGANETCOMMUNICATIONS FACILITIES

6.1 Protection Customer must not cause or allow any facility, equipment, software, or material of Meganet Communications (“Facilities”) to be reaarranged, tampered with, moved, removed, disconnected, altered or repaired without Meganet Communication’s prior written consent. Customer is responsible for providing and maintaining at no charge the proper operation environment for any Meganet Communications Facilities at is premises.

6.2 Access Customer is responsible for granting or obtaining permission for Meganet Communications employees, agents and/or suppliers to enter the Customer’s premises necessary to install, inspect, maintain, and repair Meganet Communications Facilities.

6.3 Liens Customer may not create or allow any liens or other encumbrances to be placed on any Meganet Communications Facilities.

6.4 Title Title to all Meganet Communications Facilities (except those sold to, and paid for in full by, Customer) shall be and remain with Meganet Communications.

7. CUSTOMER EQUIPMENT

7.1 Customer Supplied Except as expressly provided in this Agreement, Customer, and not Meganet Communications, is responsible for (i) the operation and maintenance of any equipment, hardware, and/or software Customer provides (“Customer Equipment”) and (ii) for ensuring that Customer Equipment complies with applications regulations. Meganet Communications is not responsible if any changes in its Facilities or Services cause Customer Equipment to become obsolete or to require modification.

7.2 Meganet Supplied Equipment that is provided on loan with this service shall remain the property of Meganet Communications.

If customer chooses to use Meganet supplied equipment instead of outright purchase, the equipment is the responsibility of the customer. Upon termination of services any and all loaned equipment shall be returned to Meganet Communications within seven (7) clays of termination of service. The customer agrees to return the equipment in the same condition as when originally received. In case of damage to the equipment the customer is responsible for repair or replacement. Failure to return loaned equipment will result in charges to customer’s account in the amount of equipment costs as stated on the Service Order.

8. SOFTWARE

8.1 License If, and to the extent that, Customer requires the use of licensed software to access the Services (‘‘Licensed Software”), then Customer will have a nonexclusive, nontransferable license to use such software only and solely to the extent required to permit delivery of the Service. Title to Licensed Software shall at all times remain with Meganet Communications or relevant licensor and Customer shall not be entitled to claim title to or interest in any Licensed Software or any derivations or improvements to such software. Customer agrees to accept the software license terms reasonably required by Meganet Communications and/or the relevant licenser related to the Licensed Software.

8.2 Restrictions Customer agrees that it shall not (i) copy the Licensed software except as allowed and permitted by the express written consent of Meganet Communications or the relevant licenser,(ii) reverse engineer, decompile, or dissemble the Licensed Software except as required, (iii) sell, lease license or sub-lease the Licensed Software, or (iv) create, write or develop any derivative software or any other software program based on the Licensed Software or confidential information of Meganet Communications. Both parties agree that breach of this Section 8.2 would cause irreparable harm to Meganet Communications and/or relevant licensor entitling Meganet Communications and/or the relevant licensor immediately to pursue any and all remedies available to it in equity and law against Customer.

9. CONFIDENTIALTY

Neither party will use the other party’s name or the name(s) of any of the other party’s product(s) or service(s) in publicity or press releases without that party’s prior written consent. Customer agrees not to disclose rate(s), term(s) or any information regarding this Agreement, without the prior express written consent of Meganet Communications.

10. TERMINATION

10.1 Termination By Either Party Either party is entitled to terminate this Agreement: (i) if the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same.

10.2 Termination For Nonpayment After written notice to Customer that its account is past due, Meganet Communications is entitled to terminate Service to pursuant to such notice.

10.3 Termination for Violations of Law Meganet Communications reserves the right to terminate Service immediately (i) if the provision of such Service will cause Meganet Communications to violate any law, rule, regulation, or governmental policy, or (ii) to prevent and protect against Customer fraud or acts that may cause immediate harm to Meganet Communication’s customers, Facilities or Services.

10.4 Effect of Termination Upon the effective date of expiration or termination of this Agreement (a) Meganet Communications will immediately cease providing customer with Services; (b) Customer immediately must pay any and all payment obligations of the Customer under this Agreement due and owning for services furnished up to the effective date oftennination or expiration; and (c)

within ten (10) days of such termination or expiration, customer must return to Meganet Communications any and all Facilities supplied to Customer before, during or after termination. Termination or expiration does not relieve Customer of any obligation to pay Meganet for charges due and owing for Services furnished up to the time of expiration. If Meganet terminates the Agreement, except for a termination under Section 10.1 (i) and 10.2, then Meganet is not entitled to any early termination penalties. If the Customer terminates the Agreement, except for a termination under Section 10.1, then the Customer, in addition to all other remedies that may be available to Meganet Communications at law or in equity, upon termination, Customer agrees to pay Meganet Communications the following early termination penalties (i) all monthly recurring charges specified in the Service order for the balance of the Term, (ii) a recapture of any discounts provided to Customer in connection with the ordering of Services, and (iii) a recapture of any non-recurring charges that had been waived by Meganet Communications for the installation of the terminated Service, (iv) a $999 processing fee for cancellation of services requested by the customer occurring after the date the service order was signed. Such amounts are immediately due and payable upon written notice by Meganet Communications. Customer termination must be in writing and sent to the attention of Meganet Communication’s Billing Department.

10.5 Resumption of Service If Service has been cancelled or terminated, and Customer requests that Service be restored, Meganet Communications has the sole and absolute discretion to restore such Services and may condition restoration upon satisfaction of such conditions as Meganet Communications determines is necessary for it’s protection, including requiring Customer to pay all past dues statements in full passing Meganct Communications credit approval and/or to make advance payments. New nonrecurring charges also may apply to restored Services.

I I. WARRANTIES AND LIMITATIONS OF LIABILITY

I I.I Warranties MEGANET COMMUNICATIONS DISCLAIMS ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED IN FACT OR BY OPERATION OF LAW INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.2 Limitations of Liability NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT. MEG ANET COMMUNICATIONS’S MAXIMUM AGGREGATE LIABILITY TO CUSTOMER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE TOTAL AMOUNT PAID BY CUSTOMER TO MEG ANET

COMMUNICATIONS UNDER THE APPLICABLE SERVICE ORDER IN THE PRIOR TWELVE (12) MONTH PERIOD. In no event will Meganet Communications or any of it’s officers or employees, servants, agents, affiliates or parent be liable for any consequential, incidental, indirect, special, reliance, punitive or exemplary loss or damage (including but not limited to loss of revenues, profits, data, power or HVAC or any obligation resulting there from) incurred or suffered by Customer, even if Meganet Communications has been advised of the possibility of such loss or damage. Any legal action brought by Customer against Meganet Communications with respect to this Agreement must begin within one (1) year after the cause of action arises or within the timeframe of any applicable stature of limitation, whichever is more.

12. INDEMNIFICATION

Customer will indemnify, defend and hold Meganet Communications, its directors, officers, employees, its affiliates and customers (collectively, “Covered Entities”) harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to reasonable attorneys’ fees) resulting from any claim suit action or proceeding brought against the Covered Entities alleging (a) the offensive, harassing or illegal conduct and/or its violation of Meganet Communication’s published Acceptable Use Policy; (b) any damage or destruction to the Facilities, Services, property or equipment of Meganet Communications or any third party caused by or resulting from the negligent or intentional act or omission of Customer, its agents, representatives and/or invitees; and/or (cl) any unauthorized use of Meganet Communications Services or Facilities. Meganet will indemnify, defend and hold Customer, it’s directors, officers, employees and affiliates harmless from and against any and all costs, liabilities, losses, expenses and to defend any action brought against the Customer based on a claim that the Services provided within the scope of this Agreement infringe a United States patent or copyright provided the Customer notifies Meganet promptly in writing of the claim.

13. FORCE MAJEURE

Other than with respect to failure to make payments due hereunder, neither party is responsible or liable under this Agreement for any delay, failure to perform, damages, losses or destruction, or malfunction any consequence thereof, due to circumstance beyond its reasonable control including by not limited to, act of nature, labor disputes or shortages, utility curtailments, power failures, civil disturbances, governmental actions or acts or omissions of third parties.

14. SURVIVAL

The parties’ right or obligations, which by their nature would extend beyond the cancellation of Service and/or the termination or expiration of this agreement, will survive such cancellation, termination, or expiration.

I5. AMENDMENT

This Agreement may not be amended or modified, in whole or part except by a written instrument signed by both parties.

I6.WAIVERS

Failure of either party to enforce or insist upon compliance with the provisions of this Agreement, or waive compliance with any provisions of this Agreement in any instance, shall not be construed as a general waiver or relinquishment of any provision or right of this Agreement.

17. ASSIGNMENT OR TRANSFER OF SERVICE

Except for an assignment of this Agreement in whole as part of a corporate reorganization, of which customer must provide Meganet Communications prompt notification, Customer may not assign either in transfer, or delegate any of its rights or duties in connection with this Agreement either in whole or in part without the prior written consent of Meganet Communications, which shall not be unreasonably withheld. Any attempted assignment, transfer or delegation in contravention of this prohibition will be null and void. Any assignment, transfer and delegation approved by Meganet Communications will not affect or diminish Customer’s rights and obligations, which arose prior to assignment, transfer or delegation. Meganet Communications may assign its rights and duties in whole or in part and Meganet Communications is entitled to pledge this Agreement as collateral for successors and permitted assigns.

18. GOVERNING LAW

This Agreement shall, in all respects be governed by and enforced in accordance with the laws of the Commonwealth of Massachusetts, excluding its choice of law provisions.

19. NOTICES

Any notice or communication required or permitted to be given hereunder shall be delivered by h:md, deposited with an nationally recognized overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address as either party may notify the other in writing. Such notice will be deemed to have been given as of the date it is delivered or five (5) days after it was mailed Notices to Meganet Communications: Meganet Communications, Inc. 315 Pleasant St, Fall River, MA 02721, Attn General Counsel. Notices to Customer: Customer billing contact name and address listed on the Service Order.

20. SEVERABILITY

If any provision of this Agreement shall for any reason be held illegal, invalid or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way impair the validity or enforceability of the remaining provisions of this Agreement.

21. ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties and supersedes all prior agreements, promises, understandings, statements, proposals representations, warranties, indemnities and inducements whether written or oral. In the event of any inconsistency between an applicable Meganet Communications tariff and this Agreement, Meganet Communication’s tariff shall prevail.

Each party represents and warrants that (I) it has a full corporate power and authority to execute and deliver this Agreement, as well as to perform its obligations under this Agreement, and (II) the person whose signature appears below is duly authorized to enter into this Agreement on it’s behalf.

COMMERCIAL SERVICE ORDER

Description	Contract Term	Quantity	Price	Total

Monthly Recurring Charges

1.	Attachment A

Non-Recurring Charges	Quantity	Price	Total

1.	Attachment A

MEGANET COMMUNICATIONS	Baycoast Bank
315 Pleasant Street	330 Swansea Mall Drive
Fall River, MA 02721	Swansea, MA 02777

Paul M Joncas, President	By: James F. Wallace Title: Senior Vice President

/s/ Paul M. Joncas	/s / James F. Wallace
Signature	Signature
05/14/14	6/2/14

Date	Date

Baycoast Fiber Project

Attachment A- Description of Services and Pricing

TERM: 61 months with 3rd month of agreement for Comcast ENS circuits at no charge.

•	New sites added during the contract term will be charged the same price as existing sites.

•	Up to 2 sites can be cancelled without termination penalty as stated in section 10.4

•	If a site ceases to exist during the contract term, the remaining contract liability can be moved to a new site.

INCENTIVES: $15,000 NECN Advertising

1 month of Comcast ENS circuits at no charge

Monthly Recurring Charges
20M ENS at 16 remote sites	$485.000 each	$7,760.00 Total
200M ENS at M/O and D/R Sites	$1,600.00 each	$3,200.00 Total
20M EDI Internet D/R Site	$1,005.00	$1,005.00 Total
20M Non-Comcast Sites - 2 Sites	$795.00	$1,590.00 Total
-Tiverton and Westport
Router Management 18 Sites	$275.00	$4,950.00 Total
-Comcast Sites
Total BayCoast Fiber Project Monthly Cost		$18,505.00
-This price does not include local, State, Federal, FCC Taxes and Fees
Non-Recurring Charges Cisco Ethernet WIC Cards	$300.00	$4,800.00
-16 Remote Comcast Sites
Cisco Branch Routers	$1,600.00	$3,200.00
-2 Units for transition and spares
-Pricing does not include local, State, Federal, FCC Taxes and Fees

Baycoast Fiber Project

Attachment A- Description of Services and Pricing

Comcast Sites

1. 330 Swansea Mall Drive, Swansea

2. 299 State Road, North Dartmouth

3. 95 William St, New Bedford

4. 438 Spring St, North Dighton

5. 174 Taunton Ave, Seekonk

6. 335 Stafford Road, Fall River

7. 560 Wilbur Ave, Swansea

8. 490 Robeson St, Fall River

9. 81 Troy St, Fall River

10. 921 Grand Army Highway, Somerset

11. 554 Wilbur Ave, Swansea

12. 30 Bedford St, Fall River

13. 1485 Pleasant St, Fall River

14. 1000 Ashley Blvd., New Bedford

15. 75 Alden Road, Fairhaven

16. 310 Airport Road, Fall River

17. 234 Littleton Road, Westford

18. 38 Resnik Road, Suite 202, Plymouth, MA

Non-Comcast Sites

1. 1 Crandall Road Tiverton, RI

2. 787 Main Road, Westport, MA